SPECIAL MEETING OF SHAREHOLDERS PRINCIPAL UTILITIES FUND, INC.
                              HELD NOVEMBER 2, 1999

1.  Election of the Board of Directors.

                            For              Withheld

    Aschenbrenner        3,673,542             98,956
    Davis                3,675,446             97,051
    Eucher               3,672,972             99,525
    Ferguson             3,672,579             99,918
    Gilbert              3,675,660             96,838
    Griswell             3,673,292             99,205
    Kimball              3,675,028             97,469
    Lukavsky             3,669,360            103,137

2. Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

         3,658,722            48,302                65,474

3.  Amendment of Management Agreement to:
    A. Provide transfer agency services through a separate agreement.

          In Favor            Opposed               Abstain

         3,502,271           122,505               147,721

    B. Clarify changes to delegation provision.

          In Favor            Opposed               Abstain

         3,523,700           101,369               147,429

4.  Approval of changes to fundamental investment restrictions regarding:
    D. Diversification.

         In Favor       Opposed      Abstain   Broker Non-Votes

        3,092,608       145,798      102,821        431,270